EXHIBIT 3.06

                         SPECTRUM ORGANIC PRODUCTS INC.

                      Charter of the Compensation Committee
                            of the Board of Directors
                            Revised on March 3, 2005

Purpose
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The purpose of the Compensation Committee (the "Committee") of the Board of
Directors (the "Board") of Spectrum Organic Products, Inc. (the "Company") established pursuant to this charter will be to consider, create and approve appropriate compensation policies for the executive officers, external directors and such other employees of the Company as the Board or Committee shall deem appropriate, including performance-based compensations and long-term equity and cash compensation.

Membership and Power to Act
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The Committee will be comprised of no less than three and no more than five members of the Board. All Committee members shall be non-executive directors of the Board. Such members will be elected by and serve at the pleasure of the Board.

In the event that one or more members of the Committee are absent from a meeting of the Committee, the remaining members of the Committee (provided there are at least two such members) shall have the power to take any action necessary or convenient to the efficient discharge of the foregoing. No action of the Committee shall be valid unless taken pursuant to a resolution adopted and approved by at least two members or a majority of the Committee members present, whichever is greater. While executive officers of the Company may occasionally participate in deliberations of the Committee with respect to compensation policies in general, such executives shall not participate in any deliberations concerning their respective compensation.

Meetings
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The Committee will meet at such times as it deems appropriate to review the compensation of the executive officers and external directors of the Company and, to the extent the Committee chooses, to review the appointment of executive officers and other senior employees of the Company.

Responsibilities
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     1.   To establish and review at least annually the Company's general compensation policies applicable to the Company's President & Chief Executive Officer, Chairman of the Board, Chief Financial Officer, other executive officers and, if the Committee elects, other senior employees, including the relationship of the Company's performance to executive compensation generally, and the Chief Executive Officer's, Chairman of the Board's and Chief Financial Officer's compensation in

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          particular, and the bases for such officer's compensation. The
          Committee's power to establish and review annually the Company's compensation policies applicable to the Company's President & Chief Executive Officer, Chairman of the Board, Chief Financial Officer, other executive officers and, if the Committee elects, other senior employees shall be subject to any modification or veto made by the full Board in its discretion;

     2. To review and approve at least annually the level of compensation, including salaries, fees, benefits, executive incentive plans, and perquisites of the President & Chief Executive Officer, Chairman of the Board, Chief Financial Officer and the other executive officers of the Company; and, if the Committee elects, other senior employees of the Company;

     3. To review at least annually and make recommendations to the Board for appropriate changes to all external director compensation plans and special compensation to be paid to the various Board committee chairpersons including, cash, equity and deferred compensation plans, including the terms of such plans;

     4. To review and approve any employment, separation, severance or retirement agreements for any executive officer or other senior employees that are proposed to be entered into by the Company;

     5. To make recommendations to the Board with respect to any change in control arrangements that are proposed to be entered into between the Company and its officers and key employees;

     6. To review and approve any significant transaction with a related party or affiliate that is proposed to be entered into by the Company;

     7. To review and advise the Board (and, if deemed appropriate by the Committee, retain consultants for the purpose of advising the Board) of regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of the Company's executive and director compensation programs among comparable companies in the Company's industry;

     8. To review and approve the equity compensation plans that may be adopted by the Company from time to time, including the determination of employees and other parties who are to receive awards under such plans and the terms of such awards;

     9. To review and approve any long-term cash, equity or deferred compensation plans that may be adopted by the Company from time to time, including the determination of employees and other parties who are to participate in such plans and the terms of such plans;

     10. To review at least annually the Company's compliance with the Securities and Exchange Commission's requirements for compensation committees and executive and director compensation disclosures;

     11. To perform such other functions and to have such other powers as may be necessary or convenient to the efficient discharge of the foregoing; and

     12. To report to the Board regarding the foregoing from time to time, or whenever it shall be called upon to do so.

Reports
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The Committee will, to the extent deemed appropriate, maintain records of its meetings and summaries of its recommendations to the Board in written form, which will be incorporated as part of the minutes of the Board of Directors.